WEST BANCORPORATION



                           WEST BANCORPORATION, INC.
                                 AND SUBSIDIARY
                           WEST DES MOINES STATE BANK



                                      2002
                                     ANNUAL
                                     REPORT



              CELEBRATING 109 YEARS OF COMMUNITY SERVICE 1893-2002
                              www.westbankiowa.com

                  West Bancorporation's Summary Annual Report



Dear Shareholders:

Net income for the Company for 2002 set another record at $16,376,000, or $1.02 per share, up from $15,736,000 or $0.98 per share for 2001. Return on average equity was 19.99% and return on average assets was 1.95%. The efficiency ratio was 29.19%. This level of performance continues to earn the Company recognition as one of the most profitable and most efficient banking companies of our size in the country. The total return to shareholders for 2002 when considering dividends paid and the increase in our stock price was 34%.

A stock repurchase program has been approved by the Board of Directors with the price and timing to be determined by management with Board committee review on larger transactions. It is anticipated that any purchases will be accretive to earnings. The total amount authorized to spend on repurchases is $5 million.

Considering the current interest rate environment and the negative geo-political environment, we are pleased but still not satisfied with 2002 performance. We will not participate in excessive pricing policies or lowering of credit standards. We will continue with our long-standing policy of better and faster service for our customers and "BEING THERE WHEN THEY NEED US".

We are continuing our efforts in obtaining good loans and deposits and expanding our services to additional areas. At a minimum, we plan to double our off premise ATM locations. In addition, we plan to expand our Trust Department services, including asset management and conventional trust services.

As reported in our Second Quarter Report to Shareholders, the Company incurred approximately $155,000 in one-time costs associated with registering the Company's stock with the Securities and Exchange Commission and becoming listed on the NASDAQ National Market. We feel those efforts have improved the visibility of the Company's financial performance and should, in turn, be a benefit to our shareholders.

It is challenging to look to the future and see the uncertainties. As we look to 2003, the unknown geo-political and economic factors appear to be greater, and more negative, than in recent years. We are confident of our staff's ability to deliver the level of service our customers have come to expect and will continue to work hard to deliver the financial results our shareholders expect.

Sincerely,



/s/ David L. Miller
-----------------------------------------------
David L. Miller
Chairman, President and Chief Executive Officer

Financial Highlights
(dollars in thousands, except per share)

                                  2002        2001        2000        1999       1998
----------------------------------------------------------------------------------------
Year-end Balances
    Assets ..................   $886,116    $815,970    $827,876    $775,972    $724,332
    Loans ...................    488,453     493,399     500,079     474,076     396,710
    Non-performing loans ....      1,899       1,274       1,171       1,019       2,451
    Deposits ................    613,099     571,730     547,283     541,962     485,603
    Stockholders' equity ....     85,824      79,012      70,845      61,125      61,044

Average Balances
    Assets ..................    837,938     837,798     812,411     729,090     622,685
    Loans ...................    482,013     495,825     489,598     434,131     371,322
    Deposits ................    568,625     547,247     513,296     497,291     416,071
    Stockholders' equity ....     81,904      74,977      63,872      61,033      57,161

Results of Operations
    Net interest income .....     30,990      29,662      27,560      28,372      25,004
    Provision for loan losses        910       1,063       1,190         290         420
    Noninterest income ......      6,614       6,314       5,678       4,852       4,502
    Noninterest expense .....     11,220      10,480       9,596       9,515       8,802
    Income before taxes .....     25,474      24,433      22,452      23,419      20,284
    Net income ..............     16,376      15,736      14,416      14,953      13,450

Per Common Share
    Net income ..............       1.02        0.98        0.90        0.93        0.84
    Dividend ................       0.62        0.60        0.58        0.53        0.49
    Book value ..............       5.34        4.92        4.41        3.81        3.80
    Closing price ...........      15.18       11.80       11.13       13.19       14.17

Ratios
    Return on average equity       19.99%      20.99%      22.57%      24.50%      23.53%
    Return on average assets        1.95%       1.88%       1.77%       2.05%       2.16%
    Efficiency ratio ........      29.19%      28.23%      27.98%      27.96%      28.73%
    Net interest margin .....       3.97%       3.81%       3.62%       4.17%       4.43%
    Average equity as %
       of average  assets ...       9.77%       8.95%       7.86%       8.37%       9.18%
    Allowance for loan losses
       as % of average loans        0.93%       0.86%       0.86%       0.93%       1.04%
    Net charge-offs as %
       of average loans .....       0.14%       0.21%       0.21%       0.03%       0.06%
    Nonperforming loans
       as % of loans ........       0.39%       0.26%       0.23%       0.21%       0.62%

WEST BANCORPORATION, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001

                                                         2002           2001
--------------------------------------------------------------------------------

ASSETS
Cash and due from banks ...........................  $ 23,022,298   $ 34,461,369
Federal funds sold and other short-term investments   158,191,770     93,988,871
                                                     ---------------------------
        Cash and cash equivalents .................   181,214,068    128,450,240

Securities available for sale .....................    70,862,435     32,959,504
Securities held to maturity .......................   138,299,566    153,383,948
Federal Home Loan Bank stock, at cost .............     3,129,700      3,129,700
Loans, net of allowance for loan losses ...........   483,959,328    489,158,452
Premises and equipment, net .......................     1,394,649      1,147,150
Accrued interest receivable .......................     5,204,203      5,102,592
Other assets ......................................     2,052,114      2,638,656
                                                     ---------------------------

                                                     $886,116,063   $815,970,242
                                                     ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Noninterest bearing demand ....................  $145,208,492   $144,512,495
    Savings and interest bearing demand ...........   338,775,544    281,300,243
    Time, in excess of $100,000 ...................    88,592,994    102,879,173
    Other time ....................................    40,521,470     43,038,379
                                                     ---------------------------
        Total deposits ............................   613,098,500    571,730,290

  Federal funds purchased and securities sold under
    agreements to repurchase ......................   127,418,671    107,831,935
  Other short-term borrowings .....................     5,096,872      6,000,000
  Accrued expenses and other liabilities ..........     3,077,858      3,395,756
  Long-term borrowings ............................    51,600,000     48,000,000
                                                     ---------------------------
        Total liabilities .........................   800,291,901    736,957,981
                                                     ---------------------------

STOCKHOLDERS' EQUITY
  Common stock,  no par value;  authorized
    50,000,000 shares;  shares issued and
    outstanding:
    2002 and 2001 16,060,271 ......................     3,000,000      3,000,000
  Additional paid-in capital ......................    32,000,000     32,000,000
  Retained earnings ...............................    49,792,716     43,374,281
  Accumulated other comprehensive income ..........     1,031,446        637,980
                                                     ---------------------------
        Total stockholders' equity ................    85,824,162     79,012,261
                                                     ---------------------------

                                                     $886,116,063   $815,970,242
                                                     ===========================

WEST BANCORPORATION, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001 and 2000

                                                             2002          2001          2000
-------------------------------------------------------------------------------------------------
Interest income:
  Loans ...............................................   $33,035,194   $39,322,663   $42,671,003
  Securities:
    U.S. Treasury, government agencies
       and corporations ...............................     6,764,475     9,945,440    15,646,947
    States and political subdivisions .................     1,625,568     1,570,671     1,407,993
    Other .............................................     1,404,173       394,246     1,081,589
  Federal funds sold and other short-term investments .     1,810,348     3,381,198       391,314
                                                          ---------------------------------------
        Total interest income .........................    44,639,758    54,614,218    61,198,846
                                                          ---------------------------------------

Interest expense:
  Demand and savings deposits .........................     3,755,205     7,069,318     8,177,360
  Time deposits .......................................     5,084,437     9,007,791    11,176,598
  Federal funds purchased and securities
    sold under agreements to repurchase ...............     1,929,097     5,971,626    11,550,858
  Other short-term borrowings .........................        29,622        90,122       159,520
  Long-term borrowings ................................     2,851,210     2,813,531     2,574,396
                                                          ---------------------------------------
        Total interest expense ........................    13,649,571    24,952,388    33,638,732
                                                          ---------------------------------------

        Net interest income ...........................    30,990,187    29,661,830    27,560,114
Provision for loan losses .............................       910,000     1,062,500     1,190,000
                                                          ---------------------------------------
        Net interest income after
        provision for loan losses .....................    30,080,187    28,599,330    26,370,114
                                                          ---------------------------------------

Noninterest income:
  Service charges on deposit accounts .................     4,527,170     4,463,921     4,088,052
  Trust services ......................................       569,634       531,495       489,057
  Net realized gains from securities available for sale       115,939          --             809
  Other income ........................................     1,401,459     1,318,640     1,100,283
                                                          ---------------------------------------
        Total noninterest income ......................     6,614,202     6,314,056     5,678,201
                                                          ---------------------------------------
Noninterest expenses:
  Salaries and employee benefits ......................     6,444,931     6,044,441     6,025,351
  Occupancy expenses ..................................     1,310,971     1,225,553     1,153,445
  Data processing .....................................     1,006,272       993,274       862,257
  Other expenses ......................................     2,458,353     2,216,639     1,554,945
                                                          ---------------------------------------
        Total noninterest expenses ....................    11,220,527    10,479,907     9,595,998
                                                          ---------------------------------------

        Income before income taxes ....................    25,473,862    24,433,479    22,452,317
Income taxes ..........................................     9,098,059     8,697,039     8,035,875
                                                          ---------------------------------------
        Net income ....................................   $16,375,803   $15,736,440   $14,416,442
                                                          =======================================
Earnings per share:
  Basic ...............................................   $      1.02   $      0.98   $      0.90
                                                          =======================================

WEST BANCORPORATION, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2002, 2001 and 2000

                                                       2002            2001           2000
-------------------------------------------------------------------------------------------
Common Stock
  Beginning of year balance ...................   $  3,000,000    $  3,000,000    $  3,000,000
                                                  --------------------------------------------
  End of year balance .........................      3,000,000       3,000,000       3,000,000
                                                  --------------------------------------------
Additional Paid-in Capital
  Beginning of year balance ...................     32,000,000      32,000,000      32,000,000
                                                  --------------------------------------------
  End of year balance .........................     32,000,000      32,000,000      32,000,000
                                                  --------------------------------------------
Retained Earnings
  Beginning of year balance ...................     43,374,281      37,274,004      32,172,519
  Net income ..................................     16,375,803      15,736,440      14,416,442
  Dividends on common stock; per share
    amounts 2002 $0.62, 2001 $0.60,
    2000 $0.58 ................................     (9,957,368)     (9,636,163)     (9,314,957)
                                                  --------------------------------------------
  End of year balance .........................     49,792,716      43,374,281      37,274,004
                                                  --------------------------------------------
Accumulated Other Comprehensive
Income (Loss)
  Beginning of year balance ...................        637,980      (1,428,660)     (6,047,581)
  Unrealized gain on securities,
    net of tax ................................        393,466       2,066,640       4,618,921
                                                  --------------------------------------------
  End of year balance .........................      1,031,446         637,980      (1,428,660)
                                                  --------------------------------------------
Total Stockholders' Equity ....................   $ 85,824,162    $ 79,012,261    $ 70,845,344
                                                  ============================================



CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2002, 2001 and 2000

                                                          2002            2001            2000
                                                  --------------------------------------------

Net Income ....................................   $ 16,375,803    $ 15,736,440    $ 14,416,442
Other comprehensive income,
  unrealized gains on securities,
  net of tax ..................................        393,466       2,066,640       4,618,921
                                                  --------------------------------------------
Comprehensive income ..........................   $ 16,769,269    $ 17,803,080    $ 19,035,363
                                                  ============================================

Form 10-K

Copies of the Company's annual report to the Securities and Exchange Commission on Form 10-K will be mailed when available without charge to shareholders upon written request to the Chief Financial Officer. It will also be available on the Securities and Exchange Commission's website at http://www.sec.gov/index.htm.

Stock Information

West Bancorporation, Inc. common stock is traded on the Nasdaq National Market and quotations are furnished by the Nasdaq System. There were approximately 650 common stockholders of record on December 31, 2002.

Market and Dividend Information               High      Low      Dividends
                                            ------------------------------
2002
-----------
1st quarter                                 $ 14.00    $ 11.50     $ 0.15
2nd quarter                                   18.00      13.15       0.15
3rd quarter                                   16.50      14.38       0.16
4th quarter                                   15.63      14.40       0.16
                                                                   ------
                                                                   $ 0.62
                                                                   ======
2001
-----------
1st quarter                                 $ 13.00    $ 10.50     $ 0.15
2nd quarter                                   10.63       9.75       0.15
3rd quarter                                   11.10       9.80       0.15
4th quarter                                   11.95      10.65       0.15
                                                                   ------
                                                                   $ 0.60
                                                                   ======

The prices shown are the high and low sale prices for the Company's common stock. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

Nasdaq Symbol: WTBA                                Market Makers
Wall Street Journal and                            -----------------------------
Other Newspapers: WestBcp                          Goldman, Sachs & Co.
                                                   Hill, Thompson, Magid & Co.
Transfer Agent/Dividend Paying Agent               Howe Barnes Investments, Inc.
Illinois Stock Transfer Company                    Keefe, Bruyette & Woods, Inc.
209 West Jackson Boulevard, Suite 903              Knight Securities, L.P.
Chicago, Illinois 60606-6905                       Sandler O'Neill & Partners
800-757-5755                                       Wachovia Securities
www.illinoisstocktransfer.com



Independent Auditor's Report

The Board of Directors of West Bancorporation, Inc.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of West Bancorporation, Inc. and subsidiary as of December 31, 2002, and 2001, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows (not presented herein) for each of the three years in the period ended December 31, 2002; and in our report dated January 10, 2003, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ McGladrey & Pullen, LLP
---------------------------


Des Moines, Iowa
January 10, 2003

Board of Directors
------------------------------------------------------------------------------------------------------------------------------
Frank W. Berlin **                      Harlan D. Hockenberg *                          George D. Milligan *
President                               Attorney                                        President
Frank W. Berlin & Associates            Sullivan & Ward, P.C.                           The Graham Group

Thomas A. Carlstrom *                   Raymond G. Johnston **                          Robert G. Pulver **
Neurosurgeon                            Vice Chairman-West Bancorporation, Inc.         President
                                        Retired Executive Vice President                All State Industries, Inc.
Joyce A. Chapman *                      West Bank
Executive Vice President-West Bank                                                      Jack G. Wahlig **
Vice President, Treasurer               Paul R. Knapp *                                 President
West Bancorporation, Inc.               Vice President                                  Integrus Financial, L.C.
                                        Knapp Properties, Inc.
Steven G. Chapman **                                                                    Connie Wimer **
President                               David L. Miller **                              Publisher
ITA Group, Inc.                         Chairman, President & Chief                     Business Publications
                                        Executive Officer of West
Michael A. Coppola **                   Bancorporation, Inc.                            Brad L. Winterbottom *
President                               Vice Chairman-West Bank                         President
Coppola Enterprises, Inc.                                                               West Bank
                                        David R. Milligan **
Orville E. Crowley **                   Chairman & Chief Executive Officer-West Bank
President                               Executive Vice President
Linden Lane Farms                       West Bancorporation, Inc.

*  Director of West Des Moines State Bank
** Director of West Bancorporation, Inc. and West Des Moines State Bank

Officers - West Bancorporation, Inc.
------------------------------------------------------------------------------------------------------------------------------
David L. Miller                         Raymond G. Johnston     David R. Milligan               Joyce A. Chapman
Chairman, President &                   Vice Chairman           Executive Vice President        Vice President & Treasurer
Chief Executive Officer
                                                                Douglas R. Gulling              Alice A. Jensen
                                                                Chief Financial Officer         Secretary

Officers - West Des Moines State Bank
------------------------------------------------------------------------------------------------------------------------------

David R. Milligan                       J. Craig Krouch         Han Wu                          Jeffery C. Wisecup
Chairman & Chief Executive Officer      Vice President          First Vice President            Trust Officer

David L. Miller                         Catherine L. Mackay     Karen K. Brooks                 Molly L. Griswold
Vice Chairman                           Vice President          Second Vice President           Assistant Trust Officer

Brad L. Winterbottom                    Daniel L. McNace        Bryan K. Crowder                James R. Greenfield
President                               Vice President          Second Vice President           Trust Operations Officer

Joyce A. Chapman                        Marc J. Meyer           William S. Dawes                Veda K. Bergeson
Executive Vice President                Vice President          Second Vice President           Customer Service Officer

Sharen K. Surber                        Roger L. Reed           Edie L. Hart                    Barry J. Cropp
Executive Vice President                Vice President          Second Vice President           Customer Service Officer

Douglas R. Gulling                      John J. Stone           Brad A. Helgemo                 Shirley A. Hoefer
Chief Financial Officer                 Vice President          Second Vice President           Customer Service Officer

Timothy J. Byrnes                       Kay A. Trager           Mary J. Jordan                  Jeanie M. Isaacson
Sr. Vice President/Cashier              Vice President          Second Vice President           Customer Service Officer

Kevin J. Smith                          Geoffrey J. Gade        Jill A. Lage                    Jean M. Jones
Senior Vice President                   First Vice President    Second Vice President           Customer Service Officer

Rod S. Weikert                          Pam K. Keller           Timothy R. McFarland            Kathy M. McNamara
Senior Vice President                   First Vice President    Second Vice President           Customer Service Officer

Lou H. Anderson                         Sherry S. Levine        Gary R. Moritz                  Gena M. Hoffman
Vice President                          First Vice President    Second Vice President           Customer Service Officer

Michele A. Belden                       John F. McKinney III    Kerry A. Pierce                 Nancy K. Schaefer
Vice President                          First Vice President    Second Vice President           Customer Service Officer

Ronald H. Degen                         Georgann R. Mefferd     Don A. Richards                 Susan K. Stamp
Vice President                          First Vice President    Second Vice President           Customer Service Officer

Dale L. Hilton                          Kent C. Mericle         Donna J. Huffman                Pamela M. Wolf
Vice President                          First Vice President    Second Vice President           Customer Service Officer

Alice A. Jensen                         John A. Poley
Vice President                          First Vice President

Banking Locations                                Corporate Offices
---------------------------------------------    -------------------------------
Main Bank  1601 22nd Street, West Des Moines     1601 22nd Street, Suite 209
Grand      63rd & Grand, West Des Moines         West Des Moines, Iowa 50266
City Center809 6th Avenue, Des Moines            Telephone: (515) 222-2300
Skywalk    501 Locust, Suite 214, Des Moines
East       2742 Hubbell, Des Moines
South      SW 9th & Watrous, Des Moines
North      3839 Merle Hay Road, Des Moines
Urbandale  3255 99th Street, Urbandale
Member F.D.I.C., an Equal Housing Lender



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